As filed with the Securities and Exchange Commission on August 18, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Dreamland Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Office No. 5, 17/F., Peakcastle, No. 476 Castle Peak Road, Cheung Sha Wan, Kowloon, Hong Kong

(Address, including zip code, of registrant’s principal executive office)

Dreamland Limited

Amended and Restated 2025 Equity Incentive Plan

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168

(Name and Address of Agent for Service)

800-221-0102

(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Kyle Leung, Esq.

Concord & Sage PC

1360 Valley Vista Dr Suite 140

Diamond Bar, CA 91765
Tel: 929-989-7572

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is filed by Dreamland Limited,  an exempted company incorporated under the laws of the Cayman Islands (the “Registrant”) to register an aggregate of 6,000,000 class A ordinary shares, US$0.00001 par value per share of the Registrant (the “Class A Ordinary Shares”) reserved for future delivery of shares pursuant to the awards granted or to be granted under to the Dreamland Limited Amended and Restated 2025 Equity Incentive Plan (the “Amended and Restated 2025 Equity Incentive Plan”), including an additional 268,000 Class A Ordinary Shares which were not previously registered under the registration statements on Form F-1 (File No. 333-286471) filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 27, 2025 (the “Prior Registration Statements”). In accordance with General Instruction E to Form S-8, the contents of the Prior Registration Statements, are incorporated by reference into this Registration Statement, except that the maximum aggregate number of Class A Ordinary Shares which may be issued pursuant to all awards under such plan as disclosed in the Prior Registration Statements are modified as set forth in this Registration Statement.

On August 18, 2025, the Registrant’s board of directors approved the adoption of the Amended and Restated 2025 Equity Incentive Plan, which amended and restated the Dreamland Limited 2025 Equity Incentive Plan to, among other things, increase the maximum aggregate number of Class A Ordinary Shares that may be issued to 6,000,000 Class A Ordinary Shares. No award has been granted under the previously registered Dreamland Limited 2025 Equity Incentive Plan.

The securities registered hereby consist of an aggregate of 6,000,000 Class A Ordinary Shares, which  represent the total number of Class A Ordinary Shares that were authorized to be granted under the Amended and Restated 2025 Equity Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the Amended and Restated 2025 Equity Incentive Plan. Any Class A Ordinary Shares covered by an award granted under the Amended and Restated 2025 Equity Incentive Plan (or portion of an award) that terminates, expires, lapses or repurchased for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of Class A Ordinary Shares that may be issued under the Amended and Restated 2025 Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

The Registrant has adopted the Amended and Restated 2025 Equity Incentive Plan. The maximum aggregate number of Class A Ordinary Shares that are available for issuance under the Amended and Restated 2025 Equity Incentive Plan is 6,000,000 Class A Ordinary Shares.

Item 2. Registrant Information and Employee Plan Annual Information*

* The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants of the Amended and Restated 2025 Equity Incentive Plan, as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the SEC, and all documents we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and shall be deemed to be a part hereof from the date of the filing of such documents:

(1)	The Annual Report on Form 20-F (File No. 001-42762), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(2)	The description of our Class A Ordinary Shares incorporated by reference in the Registrant’s registration statement on Form 8-A, as amended (File No. 001-42762) filed with the SEC on July 22, 2025, which incorporates by reference the description of the Registrant’s Class A Ordinary Shares as set forth in the Registrant’s registration statement on Form F-1 (File no. 333-286471), originally filed with the SEC on April 11, 2025, which was later amended and declared effective on June 30, 2025; and

(3)	All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the report referred to in (1) above.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable

Item 5. Interests of Named Experts and Counsel.

Not applicable

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and executive officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The Registrant’s Amended and Restated Memorandum and Articles of Association provide that that the Registrant shall indemnify its directors and executive officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, wilful default or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, the Registrant has entered into indemnification agreements with its directors and executive officers that provide such persons with additional indemnification beyond that provided in its Amended and Restated Memorandum and Articles of Association.

Indemnification against Public Policy

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers or persons controlling the Registrant under the foregoing provisions, the Registrant has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Reference is hereby made to the Exhibit Index, which is incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Memorandum of Association and Articles of Association (incorporated by reference to Exhibit 3.1 to the Registrant’s registration statement on Form F-1 (File No. 333-286471)
5.1	Opinion of Conyers Dill & Pearman, the Company’s Cayman Islands counsel regarding the validity of the Class A Ordinary Shares being registered (filed herewith)
10.1	Amended and Restated 2025 Equity Incentive Plan of Dreamland Limited (filed herewith)
23.1	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
23.2	Consent of TAAD LLP (filed herewith)
24.1	Power of Attorney (included on the signature page of this Registration Statement)
107	Filing Fee Table (filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on August 18, 2025.

Dreamland Limited

By:	/s/ Seto Wai Yue
Name:	Seto Wai Yue
Title:	Director and Chief Executive Officer (Principal Executive Officer and Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Seto Wai Yue, and each of them acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on August 18, 2025.

Signature	Title	Date

/s/ Seto Wai Yue	Director and Chief Executive Officer (Principal Executive Officer and Principal Financial and Accounting Officer)	August 18, 2025
Seto Wai Yue

/s/ Tse Sze Man	Director	August 18, 2025
Tse Sze Man

/s/ Cheung Tan	Independent Non-Executive Director	August 18, 2025
Cheung Tan

/s/ Lui Yi Sin, Edith	Independent Non-Executive Director	August 18, 2025
Lui Yi Sin, Edith

/s/ Lee Wing Yin	Independent Non-Executive Director	August 18, 2025
Lee Wing Yin

Signature of Authorized U.S. Representative of Registrant

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Dreamland Limited has signed this Registration Statement on August 18, 2025.

AUTHORIZED U.S. REPRESENTATIVE

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global, Inc.